U. S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report  (Date of earliest event reported) June 20, 2003

MORTON INDUSTRIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Georgia

0-13198

38-0811650

(State of other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1021 West Birchwood, Morton, Illinois 61550
(Address of principal executive offices) (Zip Code)

(309-266-7176)
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Item 7.           Financial Statements and Exhibits

(b)              As reported on Form 8-K on June 23, 2003, Morton Industrial Group, Inc. (the Company) sold the assets of Mid-Central Plastics, Inc. (d/b/a Morton Custom Plastics), a wholly-owned subsidiary, on June 20, 2003.

During calendar year 2002, the Company began seeking a buyer for Mid-Central Plastics; accordingly, the assets and liabilities of Mid-Central Plastics, Inc. were classified in the consolidated balance sheets of the Company as of December 31, 2002 and March 31, 2003 as “assets held for sale” and “liabilities held for sale”, respectively.  The Company’s results from continuing operations are presented in the Annual Report on Form 10-K filed March 31, 2003 and the Quarterly Report on Form 10-Q filed May 13, 2003.  The results of operations of Mid-Central Plastics, Inc. were reported as discontinued operations for all periods presented in the Annual Report on Form 10-K filed March 31, 2003 and the Quarterly Report on Form 10-Q filed May13, 2003

With the conclusion of the June 20, 2003 transaction, the Company has sold its “assets held for sale”, and the “liabilities held for sale”, which included both liabilities to be assumed by the buyer and that certain portion of the revolving line-of-credit to be retired that have either been assumed by the buyer, or retired, respectively.  The terms of the transaction were substantially the same as those anticipated in the preparation of the Annual Report on Form 10-K filed March 31, 2003 and the Quarterly Report on Form 10-Q filed May 13, 2003.  Accordingly, there was no impact on the Company’s results from continuing operations as a result of this sales transaction.  The total sales price was $6.25 million, including $4.8 million received in cash at closing and notes receivable from the buyer of $98,500, $97,000 and $1,250,000 due in three months, six months and three years, respectively, from the date of sale, subject to a working capital adjustment to be determined.

(c)               Exhibits

99.1                           Agreement dated May 29, 2003 by and among Morton Industrial Group, Inc. and Innovative Injection Technologies, Inc.

99.2                           First Amendment to Agreement dated May 29, 2003 by and among Morton Industrial Group, Inc. and Innovative Injection Technologies, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORTON INDUSTRIAL GROUP, INC.

Date: July 7, 2003	By: /s/	Rodney B. Harrison

Rodney B. Harrison

Vice President of Finance